EXHIBIT 99.1

American Eagle Outfitters

Reports Record Second Quarter Sales And Strong EPS Growth

Comparable Sales Increase 11% and EPS Rises to $0.17 from $0.03 Last Year

PITTSBURGH – August 19, 2015 – American Eagle Outfitters, Inc. (NYSE:AEO) today reported EPS of $0.17 for the second quarter ended August 1, 2015, a significant increase from EPS of $0.03 for the comparable quarter last year, and above EPS guidance of $0.11 to $0.14. The EPS figures refer to diluted earnings per share.

Jay Schottenstein, Interim CEO commented, “I’m pleased to report another strong quarter, and to see positive momentum continue. The team is delivering exceptional execution, and our customers have taken notice of improvements to our merchandise and overall customer experience. Both American Eagle and Aerie delivered strong sales and earnings growth across channels. We have two of the best-positioned brands in the marketplace today, and we are well poised to capitalize on our strengths. We have vast opportunity for ongoing improvements and will strive to deliver continued growth and returns to our shareholders.”

Second Quarter 2015 Results

•	Total net revenue increased 12% to a record $797 million from $711 million last year.

•	Consolidated comparable sales increased 11%, compared to a 7% decrease last year.

•	Gross profit increased 20% to $285 million and the gross margin rate rose 230 basis points to 35.7%. Buying, occupancy and warehousing costs leveraged 130 basis points, primarily due to strong sales, combined with our fleet rationalization. Reduced markdowns drove another 100 basis points of margin expansion.

•	Selling, general and administrative expense of $196 million increased 3% from $190 million last year. As a rate to revenue, SG&A leveraged 220 basis points to 24.5% compared to 26.7% last year. Expense reduction initiatives partially offset increases in incentive and variable selling expense, driven by strong sales performance.

•	Operating income increased to $53 million from $12 million last year, and the operating margin expanded 500 basis points to 6.7% as a rate to revenue.

•	Other expense of $2.2 million is primarily comprised of currency losses related to cash held in Canadian dollars.

•	The tax rate of 34.7% includes a benefit of approximately $2.5 million, primarily due to an income tax settlement.

•	EPS of $0.17 increased significantly from EPS of $0.03 last year.

Inventory

Total merchandise inventories at the end of the second quarter increased 4% to $409 million compared to $393 million last year. At cost per foot, inventory increased 5%, consistent with our guidance and below our sales growth rate. Third quarter 2015 ending inventory at cost is expected to be approximately flat.

Capital Expenditures

In the second quarter, capital expenditures totaled $37 million. For fiscal 2015, the company continues to expect capital expenditures of approximately $150 million, which includes the chain-wide roll-out of the point of sale system, supporting technologies and the completion of our new fulfillment center, as well as new and remodeled store investments.

Store Information

In the quarter, the company opened six new stores, including four factory stores, and closed three locations, including two AE and one aerie store. Seven international licensed stores opened during the quarter, including the first stores in South Korea and Singapore. For additional second quarter 2015 actual and fiscal 2015 projected store information, see the accompanying table.

Cash and Investments

The company ended the quarter with total cash and investments of $327 million, compared to $263 million last year.

Third Quarter Outlook

Based on an anticipated mid single-digit increase in comparable sales, management expects third quarter 2015 EPS to be approximately $0.28 to $0.31. This guidance excludes potential asset impairment and restructuring charges, and compares to adjusted EPS of $0.22 last year.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 11:00 a.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to http://investors.ae.com to access the webcast and audio replay. Also, a financial results presentation is posted on the company’s website.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including earnings per share information. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

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About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China, Hong Kong and the United Kingdom, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at 116 international stores operated by licensees in 19 countries. For more information, please visit www.ae.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, including third quarter 2015 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:	American Eagle Outfitters, Inc.
Kristen Zaccagnini, 412-432-3300

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	August 1, 2015	January 31, 2015	August 2, 2014
	(unaudited)		(unaudited)
ASSETS
Cash and cash equivalents	$327,290	$410,697	$262,628
Merchandise inventory	408,541	278,972	393,316
Accounts receivable	50,693	67,894	47,028
Prepaid expenses and other	75,477	73,848	89,426
Deferred income taxes	60,974	59,102	41,646

Total current assets	922,975	890,513	834,044

Property and equipment, net	712,279	694,856	729,463
Intangible assets, net	47,154	47,206	48,510
Goodwill	13,006	13,096	13,616
Non-current deferred income taxes	13,166	14,035	13,534
Other assets	51,629	37,202	40,894

Total Assets	$1,760,209	$1,696,908	$1,680,061

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$263,145	$191,146	$254,802
Accrued compensation and payroll taxes	37,851	44,884	25,917
Accrued rent	77,127	78,567	75,649
Accrued income and other taxes	14,654	33,110	6,225
Unredeemed gift cards and gift certificates	30,502	47,888	29,092
Current portion of deferred lease credits	13,240	12,969	13,635
Other current liabilities and accrued expenses	55,625	50,529	34,469

Total current liabilities	492,144	459,093	439,789

Deferred lease credits	56,421	54,516	62,779
Non-current accrued income taxes	5,441	10,456	11,089
Other non-current liabilities	40,525	33,097	32,557

Total non-current liabilities	102,387	98,069	106,425

Commitments and contingencies	—	—	—
Preferred stock	—	—	—
Common stock	2,496	2,496	2,496
Contributed capital	577,146	569,675	559,694
Accumulated other comprehensive income	(18,378)	(9,944)	15,949
Retained earnings	1,553,380	1,543,085	1,522,856
Treasury stock	(948,966)	(965,566)	(967,148)

Total stockholders’ equity	1,165,678	1,139,746	1,133,847

Total Liabilities and Stockholders’ Equity	$1,760,209	$1,696,908	$1,680,061

Current Ratio	1.88	1.94	1.90

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended
	August 1, 2015	% of Revenue	August 2, 2014	% of Revenue
Total net revenue	$797,428	100.0%	$710,595	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	512,389	64.3%	473,048	66.6%

Gross profit	285,039	35.7%	237,547	33.4%
Selling, general and administrative expenses	195,791	24.5%	190,078	26.7%
Depreciation and amortization	36,109	4.5%	35,422	5.0%

Operating income	53,139	6.7%	12,047	1.7%
Other (expense) income, net	(2,237)	-0.3%	850	0.1%

Income before income taxes	50,902	6.4%	12,897	1.8%
Provision for income taxes	17,637	2.2%	7,084	1.0%

Net income	$33,265	4.2%	$5,813	0.8%

Net income per basic share	$0.17		$0.03
Net income per diluted share	$0.17		$0.03
Weighted average common shares outstanding – basic	195,508		194,511
Weighted average common shares outstanding – diluted	196,885		194,747

	26 Weeks Ended
	August 1, 2015	% of Revenue	August 2, 2014	% of Revenue
Total net revenue	$1,496,948	100.0%	$1,356,724	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	949,697	63.4%	893,332	65.8%

Gross profit	547,251	36.6%	463,392	34.2%
Selling, general and administrative expenses	380,882	25.4%	375,136	27.7%
Depreciation and amortization	71,237	4.8%	67,784	5.0%

Operating income	95,132	6.4%	20,472	1.5%
Other income, net	3,733	0.2%	1,536	0.1%

Income before income taxes	98,865	6.6%	22,008	1.6%
Provision for income taxes	36,547	2.4%	12,329	0.9%

Net income	$62,318	4.2%	$9,679	0.7%

Net income per basic share	$0.32		$0.05
Net income per diluted share	$0.32		$0.05
Weighted average common shares outstanding – basic	195,241		194,285
Weighted average common shares outstanding – diluted	196,532		194,751

AMERICAN EAGLE OUTFITTERS, INC.

GAAP to Non-GAAP EPS reconciliation

(unaudited)

13 Weeks Ended November 1, 2014
GAAP Diluted EPS	$0.05
Add back: Asset Impairment and Corporate Overhead Reduction Charges(1):	0.17

Non-GAAP Diluted EPS	$0.22

(1)	Non-GAAP adjustments consist of $33.5 million of corporate and store asset impairments and $17.7 million of severance and related employee costs and corporate charges.

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE SALES RESULTS BY BRAND

(unaudited)

	Second Quarter Comparable Sales
	2015	2014
American Eagle Outfitters, Inc. (1)	11%	-7%

AE Total Brand (1)	10%	-8%
aerie Total Brand (1)	18%	9%

	YTD Second Quarter Comparable Sales
	2015	2014
American Eagle Outfitters, Inc. (1)	9%	-9%

AE Total Brand (1)	9%	-9%
aerie Total Brand (1)	15%	2%

(1)	AEO Direct is included in consolidated and total brand comparable sales.

AMERICAN EAGLE OUTFITTERS, INC.

STORE INFORMATION

(unaudited)

	Second Quarter Fiscal 2015	YTD Second Quarter Fiscal 2015	Fiscal 2015 Guidance
Consolidated stores at beginning of period	1,054	1,056	1,056
Consolidated stores opened during the period
AE Brand	6	10	20
aerie	—	—	2
Consolidated stores closed during the period
AE Brand	(2)	(5)	(45-50)
aerie	(1)	(4)	(20-25)

Total consolidated stores at end of period	1,057	1,057	1,003 - 1,013
Stores remodeled and refurbished during the period	5	15	25 - 30
Total gross square footage at end of period	6,643,357	6,643,357	Not Provided
International license stores at end of period (1)	114	114	141

(1)	International license stores are not included in the consolidated store data or the total gross square footage calculation.